EXHIBIT 99.1

Press Release

Lunai Bioworks Executes $20M Strategic Transaction at Fixed $1.50 Conversion, Acquiring BBB Delivery Platform for CNS Alzheimer’s Therapies with Broad CNS Delivery Applications

Sacramento, CA — March 26, 2026 — Lunai Bioworks, Inc. (NASDAQ: LNAI) today announced it has executed a binding $20 million strategic transaction to acquire blood-brain barrier (BBB) delivery technology and central nervous system (CNS) Alzheimer’s drug assets from the Clemann Group, SAS or its assignee.

The transaction is structured as Series B Convertible Preferred at a fixed conversion price of $1.50 per share, subject to a 19.9% beneficial ownership limitation. The structure contains no variable pricing or reset provisions, strengthening the Company’s equity position while remaining NASDAQ compliant.

This acquisition brings a delivery platform to Lunai that addresses one of the most significant bottlenecks in CNS drug development: effectively transporting therapeutics into the brain. The underlying chemistry allows compounds to cross the blood-brain barrier, remain inactive in the body, and then activate specifically inside the brain. The platform’s mechanism of action targets pathways central to acetylcholinesterase modulation in the brain, which are broadly implicated in neurological disease.

What makes this important is that it directly strengthens Lunai’s CNS Alzheimer’s pipeline by pairing precise biological target identification with a proven delivery method. At the same time, it expands the Company’s ability to develop next-generation treatments across a broad range of CNS disorders where traditional drugs struggle to penetrate the brain effectively, offering the potential for improved safety and efficacy.

“This is a step-change in our capabilities,” said David Weinstein, CEO of Lunai Bioworks. “We are now combining the ability to identify the right biology with a validated mechanism to deliver therapies directly into the brain. This has profound implications for how we treat Alzheimer’s and other complex CNS diseases that have historically been unreachable.”

About Lunai Bioworks
Lunai Bioworks (NASDAQ: LNAI) is an AI-driven life sciences company advancing drug discovery through its integrated platform. The Company combines clinical data, machine learning, and in vivo validation to identify disease biology and develop precision therapeutics. Lunai is focused on central nervous system diseases and oncology, with a mission to reduce development timelines and improve clinical success rates.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and assumptions and involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. These risks include, but are not limited to, the ability to complete the transaction on anticipated terms, the successful integration of acquired technologies, the advancement of product candidates through development, regulatory approvals, and the Company’s ability to maintain compliance with Nasdaq listing requirements. Lunai undertakes no obligation to update any forward-looking statements except as required by law.

Contact

Media Relations

Lunai Bioworks, Inc.

Email: info@lunaibioworks.com